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                                                                    EXHIBIT 99.1



                                           [AMD Letterhead]

                                           CONTACT:
                                           John Greenagel
                                           Corporate Communications
                                           (408) 749-3310

                                           Toni Beckham
                                           Investor Relations
                                           (408) 749-3127

    AMD SAYS FOURTH-QUARTER OPERATING RESULTS COULD BE BREAK-EVEN BASED ON
                                 STRONG DEMAND


     SUNNYVALE, CA - November 11, 1999 - With strong demand for Flash memory products and microprocessors, AMD today announced that it currently expects to achieve revenues of more than $800 million in the current quarter. The company currently forecasts that its goal of achieving break-even operating results in the current quarter is attainable, barring unforeseen events or disruptions in the supply chain. While motherboard availability remains an issue, the company believes that its goal of shipping 800,000 AMD Athlon processors in the current quarter is increasingly realistic.

     At an analyst meeting at company headquarters in Sunnyvale, California, Chairman and Chief Executive Officer W.J. Sanders III said the company had sold out its Flash memory availability for the current quarter, and that he expects that the company will achieve $250 million in sales of Flash memory devices in the current quarter. Based on presently available information, the company expects that an imbalance of supply and demand in Flash memories will continue for the foreseeable future.

     Sanders also said that he expects AMD will ship more than 5 million processors for PCs in the current quarter, including both AMD-K6 family processors and AMD Athlon processors. All AMD Athlon processor wafer starts are now on 180-nanometer (0.18-micron) technology, enabling production of higher-frequency devices. Sanders said the company will begin shipments of 750MHz AMD Athlon processors this quarter, and he expects AMD will begin shipments of 800MHz AMD Athlon processors in the first quarter of 2000.

Cautionary Statement

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words such as "plans," "expects," "believes," "anticipates" or "intends." Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. Forward-looking statements in this release involve the risk that third parties may not provide infrastructure solutions to support the AMD Athlon processor in a timely manner to allow the company to meet its unit sales goals, that the company will not be able to produce the AMD Athlon processor in the volume necessary to meet its goals, that the
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AMD Athlon will not achieve customer and market acceptance, and that demand for flash memory products will not continue at current or greater levels. We urge investors to review in detail the risks and uncertainties in the Company's Securities and Exchange Commission filings.

About AMD

     AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. AMD produces microprocessors, Flash memories, and integrated circuits for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.5 billion in 1998. (NYSE:AMD)

AMD, the AMD logo, 3DNow!, AMD Athlon and combinations thereof are trademarks, and the AMD-K6 is a registered trademark of Advanced Micro Devices, Inc.